Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
525 UNIVERSITY AVENUE
PALO ALTO, CALIFORNIA 94301

TEL: (650) 470-4500
FAX: (650) 470-4570
www.skadden.com

June 6, 2025

Lucid Group, Inc.
7373 Gateway Boulevard
Newark, California 94560

Re:	Lucid Group, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special United States counsel to Lucid Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of 186,265,469 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (“Class A Common Stock”), available for future issuance under the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan (the “Plan”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).

Lucid Group, Inc.
June 6, 2025

In rendering the opinion stated herein, we have examined and relied upon the following:
(a) the Registration Statement in the form filed with the Commission on the date hereof;
(b) the Plan;
(c) an executed copy of a certificate of Brian K. Tomkiel, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d) a copy of the Company’s Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate of Incorporation”), as amended and in effect on April 22, 2025 and as of the date hereof, certified by the Secretary of State of the State of Delaware as of June 6, 2025, and certified pursuant to the Secretary’s Certificate;
(e) copies of the Company’s Second Amended and Restated Bylaws (the “Second Amended and Restated Bylaws”), as amended and in effect on April 22, 2025 and as of the date hereof, and certified pursuant to the Secretary’s Certificate; and
(f) copies of certain resolutions of the Board of Directors of the Company, adopted on April 22, 2025, relating to the approval of the Plan and certain related matters and certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Third Amended and Restated Certificate of Incorporation and the Secretary’s Certificate.

Lucid Group, Inc.
June 6, 2025

In rendering the opinion set forth below, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar will be issued by the Company’s transfer agent and registrar, (ii) each award agreement under which options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards and certain other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, (iii) the Company would continue to have sufficient authorized shares of Class A Common Stock, (iv) the Company’s authorized capital stock is as set forth in the Third Amended and Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations, and (v) the issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments).
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the Plan participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP